                                                                    EXHIBIT 3.18

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                              CVG ACQUISITION LLC

            LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of CVG Acquisition LLC (the "Company") is entered into as of November 18, 2004 by Commercial Vehicle Group, Inc., a Delaware corporation, as sole member of the Company (the "Managing Member and "Member").

            1. Name. The name of the limited liability company governed hereby is CVG Acquisition LLC.

            2. Purpose. The Company does and will exist for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is and will be, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (6 Del.C. Section 18-101, et seq.), as in effect from time to time (the "Act"), and engaging in any and all activities necessary or incidental to the foregoing.

            3. Sole Member. The name and mailing address of the Managing Member is as follows:

            Name                             Address
            ----                             -------
Commercial Vehicle Group, Inc.               6530 Campus Way
                                             New Albany, Ohio 43054

            4. Powers. The Managing Member shall manage the Company in accordance with this Agreement. The actions of the Managing Member taken in such capacity and in accordance with this Agreement shall bind the Company.

            (i) The Managing Member shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. Subject to the provisions of this Agreement, the Managing Member (and the officers appointed under clause
(ii) below) shall have general and active management of the day-to-day business and operations of the Company. In addition, the Managing Member shall have such other powers and duties as may be prescribed by this Agreement. Such duties may be delegated by the Managing Member to officers, agents or employees of the Company as the Managing Member may deem appropriate from time to time.

            (ii) The Managing Member may, from time to time, designate one or more persons to be officers of the Company. No officer need be a member of the Company. Any officers so designated will have such authority and perform such duties as the Managing Member may, from time to time, delegate to them. The Managing Member may assign titles to particular officers, including, without limitation, President, one or more Vice Presidents, Treasurer and

Secretary. Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Managing Member or by any officer acting within his or her authority. Any officer may be removed as such, either with or without cause, by the Managing Member whenever in his, her or its judgment the best interests of the Company will be served thereby. Any vacancy occurring in any office of the Company may be filled by the Managing Member. The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule 1. Such officers are authorized to control the day-to-day operations and business of the Company.

            5. Tax Elections. The fiscal and taxable year of the Company shall be the calendar year.

            6. Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following (a) the written consent of the Managing Member, (b) the death, retirement, resignation, expulsion, insolvency, bankruptcy or dissolution of the Managing Member, or (c) the occurrence of any other event which terminates the continued membership of the Managing Member in the Company.

            7. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member.

            8. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

            9. Governing Law. This Agreement shall be governed by, and construed under, the internal laws of the State of Delaware, all rights and remedies being governed by said laws.

                                   * * * * *

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            IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date first written above.

                                   COMMERCIAL VEHICLE GROUP, INC.

                                   By:     /s/ Daniel F. Moorse
                                           -------------------------------------
                                   Name:   Daniel F. Moorse
                                   Title:  Vice President

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                                   SCHEDULE I
                          INITIAL CAPITAL CONTRIBUTION

Member                             Capital Contribution        Units
Commercial Vehicle Group, Inc.            $10.00               1,000

                                INITIAL OFFICERS

                President                     Mervin Dunn

                Vice President                Daniel F. Moorse

                Vice President                Judith A. Vijums

                Treasurer and Secretary       Chad M. Utrup

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